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                 AMERIANA BANCORP REPORTS FIRST QUARTER RESULTS



NEW CASTLE, Ind. (May 6, 2005) - Ameriana Bancorp (NASDAQ/NM: ASBI) today announced results for the first quarter ended March 31, 2005.

         Net income for the quarter totaled $760,000 or $0.24 per diluted share versus net income of $471,000 or $0.15 per diluted share in the year-earlier period. Net income for the first quarter of 2005 included, as previously announced, a payment totaling $2,300,000 received in settlement of litigation regarding certain lease pools reserved and written off in earlier periods.

         Commenting on the  announcement,  Harry J. Bailey,  President and Chief
Executive Officer,  said, "The successful  monetary recovery in one of two legal actions we initiated in the Commercial  Money Center  ("CMC") matter  provided a
welcome  boost  to  our  first  quarter  results.   Importantly,  this  positive
development  helped  counter the market  forces that still affect our  business, most  notably the  continued  flattening  of the yield curve and the further net interest margin compression it is causing." Because of the litigation  recovery,
Ameriana's  provision for loan losses was a positive  adjustment of  $2,050,000, versus a provision of $150,000 for the first quarter of 2004.

         Net  interest  income  for the  first  quarter  of 2005 was  $2,426,000 compared with $2,961,000 in the year-earlier  period.  Bailey noted that a lower net interest margin in the first quarter, combined with a continued soft lending environment, resulted in a decline of $535,000 or 18% in comparable net interest income.  Other income increased $180,000 or 18% primarily due to a $177,000 gain on the sale of land,  but gains on sales of loans  remained  below  year-earlier levels  due to a lower  volume of  mortgage  loan  originations.  Other  expense increased  $1,350,000 or 40% primarily due to a voluntary  payment of $1,100,000 toward the Company's pension liability.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank and Trust SB also offers trust and investment management services. The Bank has interests in Family Financial Holdings, Inc. and Indiana Title Insurance
Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

                                     -MORE-

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         This  news  release  contains  forward-looking  statements  within  the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current  expectations that may differ materially from actual results. These forward-looking statements involve  risks and  uncertainties  that  could  cause  actual  results to differ materially from those anticipated by the statements made herein. These risks and uncertainties  involve general economic trends,  changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial  markets;  changes in real estate value and the real estate market, regulatory  changes,  possibility  of unforeseen  events  affecting the industry generally,  the  uncertainties  associated  with  newly  developed  or  acquired operations,  the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  The Company undertakes no obligation to update these  forward-looking  statements to reflect events or circumstances  after the date  hereof or to  reflect  the  occurrence  of  unforeseen  events,  except as required  under  the  rules  and  regulations  of the  Securities  and  Exchange
Commission.

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

                                AMERIANA BANCORP
                         Unaudited Financial Highlights
                    (In thousands, except per share amounts)


                                                                      Three Months Ended
                                                                          March 31
                                                            ---------------------------------
                                                                2005                2004
                                                            -------------      --------------
Interest income                                              $  4,657            $  4,705
Interest expense                                                2,231               1,744
                                                            ----------         -----------
Net interest income                                             2,426               2,961
Provision (adjustment) for loan losses                         (2,050)                150
                                                            ----------         -----------
Net interest income after provision for loan losses             4,476               2,811
Other income                                                    1,158                 978
Other expense                                                   4,701               3,351
                                                            ----------         -----------
Income before income taxes                                        933                 438
Income tax expense (benefit)                                      173                 (33)
                                                            ----------         -----------
Net income                                                   $    760            $    471
                                                            ==========         ===========
Earnings per basic and diluted share                         $   0.24            $   0.15
                                                            ==========         ===========
Weighted average shares outstanding
   Basic                                                        3,153               3,149
                                                            ==========         ===========
   Diluted                                                      3,174               3,169
                                                            ==========         ===========

Dividends declared per share                                 $   0.16            $   0.16
                                                            ==========         ===========


                                                             March 31          Dec. 31        March 31
                                                               2005              2004           2004
                                                            -----------      -----------     -----------
Total assets                                                $   431,655      $   428,553     $   427,316
Cash and cash equivalents                                        11,746           17,053          47,603
Investment securities held to maturity                          170,718          158,322          22,384
Investment securities available for sale                         12,022           12,032         117,072
Loans, net                                                      193,513          196,344         195,354
Deposits                                                        345,181          344,047         349,641
Borrowed funds                                                   41,092           40,390          30,065
Shareholders' equity                                             38,824           38,643          39,430
Loans accounted for on a non-accrual basis                        5,061            5,736           7,649
Book value per share                                              12.31            12.26           12.52


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Contact:  Ameriana Bancorp
          Harry J. Bailey, (765) 529-2230